Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of February 5, 2015, by and between Monarch Bank, a Virginia banking company (the “Company”), and William T. Morrison (the “Officer”).

The parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. The Officer shall be employed and have the title “Monarch Mortgage CEO” The Officer shall have duties, title, and responsibilities as may be reasonably assigned to him or modified from time to time by the Company. The Officer hereby accepts and agrees to such employment and agrees to carry out his duties and responsibilities to the best of his ability in a competent, efficient and businesslike manner. During the term of this Agreement, the Officer: (i) shall devote his attention, skill, and efforts full-time to the faithful performance of his duties hereunder; provided, however, that from time to time with the prior approval of the Company, the Officer may serve on the boards of directors of, and hold any other offices or positions in, non-profit organizations which will not present any conflict of interest with the Company, unfavorably affect the performance of Officer’s duties pursuant to this Agreement or violate any applicable statute or regulation; and (ii) shall not engage in any business or activity competitive with or antagonistic toward the business interests of the Company.

2. Term of Employment. This Agreement is effective as of the original agreement date (the “Commencement Date”) and will expire on December 31, 2016, unless sooner terminated as provided herein (the “Employment Period”). The last day of the Employment Period is sometimes referred to as the “Expiration Date.” The term of this agreement shall automatically extend for an additional 24-month period beginning on the day after the Expiration Date, and on each Expiration Date thereafter, provided that the term shall not so extend if the Company provides written notice to the Officer at least 12 months prior to the Expiration Date indicating the Company’s desire not to extend the term of the agreement. The parties expressly agree that the provisions of Section 5 hereof will continue in effect following the expiration of the Agreement, or any extensions thereof.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay the Officer an annual base salary (the “Base Salary”), which will be payable in accordance with the payroll practices of the Company applicable to all officers. The Base Salary will be that salary in effect as of the original agreement date or within six months of the date of this agreement, whichever is higher, and continue at a minimum of that amount for the term of this employment agreement.

(b) Benefits. The Officer will be entitled to participate in and receive the benefits of any retirement benefit plan, life insurance, profit sharing, employee stock ownership, and other plans, benefits and privileges of the Company that may be in effect from time to time, to the extent the Officer is eligible under the terms of those plans and programs. A formal profit sharing plan for Officer will be detailed in Appendix A, if applicable.

(c) Incentive Compensation Clawback and Repayment. Any incentive compensation the Officer receives, to be established by individual or group bonus programs from time to time, or through this agreement, may be required to be repaid under the Company’s clawback provisions. If the

Company is required to restate its financial statements because of material noncompliance with any financial reporting requirement under securities laws, the Company is required to recover from any current or former executive officer who received incentive-based compensation, including restricted stock, during the three year period preceding the date on which the restatement is required, any amount in excess of the amounts that would have been paid to the Officer under the Company’s restated financial statements. The excess portion of the incentive payout is defined as the difference between the actual payout under the original financials and the amount that would have been payable under the restated financials. The excess portion will be repaid regardless of the Officers knowledge or approval of the original financial reporting rules and standards followed to produce the originally stated financial statements.

(d) Business Expenses. The Company will reimburse Officer or otherwise provide for or pay for all reasonable expenses incurred by Officer in furtherance of, or in connection with, the business of the Company, including, but not by way of limitation, travel expenses, club fees and dues, and memberships in professional organizations. The Company will reimburse Officer for spousal travel expenses related to business functions that customarily require attendance by Officer and spouse. All business expenses are subject to such reasonable documentation and other limitations as may be established from time to time by the Chief Executive Officer or the Board of Directors of the Company.

(e) Automobile. The Company may also provide the Officer with an appropriate monthly automobile allowance, at the discretion of the Chief Executive Officer. At the discretion of the Board of Directors, an Officer may be provided with an appropriate automobile, and if so the Company will cover all costs associated with the operation of that automobile, including insurance, maintenance, and fuel.

(f) Paid Time Off. The Officer will be entitled to paid time off per year, based on the Company’s standard schedule, to be taken at such times and intervals as shall be determined by the Officer, with the approval of their supervisor, which approval shall not be unreasonably withheld. Due to the demands of the position up to five days of paid time off may be carried over from one calendar year into the next year.

4. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, the Officer’s employment hereunder shall terminate, but not his restrictions on competition and solicitation, which shall survive any termination, except a termination based on death or disability, under the following circumstances and shall be subject to the following provisions:

(a) Death. If the Officer dies while employed by the Company during the terms of this contract, the Company will continue to pay an amount equal to the Officer’s then current Base Salary to the Officer’s spouse or other designated beneficiary for six calendar months after the Officer’s death, with such payments to be made on the same periodic dates as salary payments would have been made to the Officer had he not died.

(b) Disability. The Officer’s employment hereunder may be terminated at any time because of the Officer’s Disability, defined as a condition where the Officer (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Board, in its sole discretion, shall determine whether a Participant has incurred a Disability and its determination shall be binding for purposes of this Plan. Notwithstanding termination under this subsection, Officer shall be eligible for participation in the Company’s long-term disability policy subject to its terms. The Company shall provide continued welfare plan benefits in the Company’s health and welfare plans for the benefit of the Officer for a period of twelve months after the date of such termination subject to his eligibility under the provisions of the then-current plan.

(c) Termination by the Company for Cause. The Officer’s employment may be terminated at any time without further liability on the part of the Company effective immediately by a two-thirds vote of the Board of Directors of the Company for Cause by written notice to the Officer setting forth in reasonable detail the nature of such Cause:

(i) Continued failure by the Officer for reasons other than Disability to follow reasonable instructions of the Chief Executive Officer of the Company or policies of the Board of Directors of the Company after being advised in writing of such failure, including specific actions or inaction on the part of the Officer and the particular instruction or policy involved, and if both reasonable and feasible, being given a reasonable opportunity and period (as determined by the Board of Directors of the Company) to remedy such failure;

(ii) Conviction of a felony or any crime of moral turpitude;

(iii) Commission of an act of embezzlement or fraud against the Company or any subsidiary or Affiliate thereof;

(iv) Any act or omission constituting dishonesty of the Officer with respect to the Company or any subsidiary or Affiliate thereof; and/or

(v) Any other willful or reckless conduct which substantially harms the reputation and/or interest of the Company, any subsidiary or Affiliate, and/or its/or their directors, officers or employees.

(d) Termination by the Company Without Cause. The Officer’s employment may be terminated without Cause by a two-thirds vote of the Board of Directors of the Company effective immediately by written notice to the Officer. In the event of termination without Cause, the Officer shall be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. No other compensation or benefits will be provided. Any payment to be made pursuant to this subsection 4(d) shall not be made and any prior payment shall be subject to repayment in full should Officer violate any of his obligations under Section 5 hereof.

(e) Resignation by Officer. Should Officer resign his employment hereunder for reasons other than disability, this Agreement shall terminate, provided however that his obligations under Section 5 hereof shall continue after his resignation. In the event of resignation by Officer, the Officer shall be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its group health plan plus any vested benefits at the time of resignation. No other compensation or benefits will be provided under this contract. Any payment to be made pursuant to this subsection 4(e) shall not be made and any prior payment shall be subject to repayment in full should Officer violate any of his obligations under Section 5 hereof.

(f) Retirement. Should Officer retire from the service of the Company his compensation and benefits payable hereunder shall cease on his last date of employment and this Agreement shall terminate, provided however that his obligations under Section 5 hereof shall continue after his resignation or retirement. Retirement is defined as a departure from the Company on or after the date the Officer attains age sixty-five (65).

5. Covenants of the Officer.

(a) Non-competition. The Officer agrees that during the Employment Period and for a one year period following the expiration or termination of his employment for any reason, including resignation or retirement, the Officer will not as a principal, agent, employee, employer, investor, partner, joint venture participant or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Bank’s Market Area (as such terms are defined below) in a competitive capacity that requires him to hold a similar office or to engage in similar duties to those which he held on behalf of the Company and any of its Affiliates prior to or during the Employment Period. Notwithstanding the foregoing, the Officer may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b) Non-solicitation. The Officer further agrees that during the Employment Period and for a one year period following the expiration or termination of his employment for any reason, including resignation or retirement, he will not directly or indirectly: (i) solicit, induce, attempt to solicit or induce, or accept the competitive business of any customer or client of the Company or its Affiliates with whom the Officer had contact or about whom or which Officer learned of or received proprietary information as a result of his employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company the relationship of such customer or client with the Company or its Affiliates; (ii) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee to terminate his or her employment with the Company or any of its Affiliates; or (iii) hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or any of its Affiliates or who has left the employment of the Company or any of its Affiliates within the preceding six months.

(c) Survival of Restrictive Covenants. Excepting only a termination by the Company for the Officer’s death or Disability, the provisions of subsections 5(a) and (b) shall survive any expiration or termination hereof, regardless of which party initiated the termination or the cause or reason, if any, thereof.

(d) Definitions. As used in this Agreement, the term “Competitive Business” means a financial services business which includes one or more of the following activities: consumer and commercial banking, residential and commercial mortgage lending, securities brokerage and asset management; the term “Bank Market Area” means the area within a thirty-five mile radius of the Bank’s headquarters or within ten miles of any banking office that the Company has established and from which Officer has conducted Company business and which the Company is continuing to operate at the time of termination or expiration of the Officer’s employment. “Mortgage Market Area” means the area within a thirty-five mile radius of the Mortgage Company’s headquarters or within ten miles of any mortgage office that the Company has established and from which Officer has conducted Company business and which the Company is continuing to operate at the time of termination or expiration of the Officer’s employment. The term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; and the term “Person” means any person, partnership, corporation, company, group or other entity.

(e) Non-renewal of the Agreement. In the event the Company elects not to renew this Agreement in accordance with Section 2, the provisions of Sections 5(a) and (b) shall not apply in connection with the termination of the Officer’s employment after the employment contract Expiration Date.

(f) Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, the Officer shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than his personal attorney, or an officer of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of his duties as an employee of the Company) or utilize in conducting a business any confidential information obtained by him while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, compensation details, trade secrets, methods of operation, names and lists of customers, prospective customers and their agents, advertising and promotional materials and methods, cost and pricing information, the special requirements of any Company customer or prospective customer, price quotations to customers and prospective customers, sales records, profit and loss information, computer programs, management information systems and data, training materials, selling and pricing procedures, financing methods, personnel records and data and related information, business plans, internal financial statements and projections, legal documents, including but not limited to contracts, sample legal forms, standard operating procedures and policies, and any other information which would or reasonably could be used by an enterprise competing with the Company to gain a competitive advantage over the Company. Officer agrees that the Confidential Information has independent economic value and that the Company takes steps to maintain and protect the Confidential Information. Officer agrees that all of the Company’s Confidential Business Information shall be deemed as Trade Secrets as defined under the Virginia Uniform Trade Secrets Act as set forth in Va. Code Ann. §§ 59.1-336

(g) Reasonableness of Restrictions. Officer and the Company have examined in detail these restrictive covenants and agree that the restraints imposed on Officer are reasonable in light of the legitimate interests of Officer and the Company, and it will not have an unduly adverse impact on Officer’s ability to earn a livelihood. Officer expressly agrees that the definition of Competitive Business included herein is an accurate description of the Company’s business activities. Officer agrees that if suit is brought to enforce the restrictive covenants contained in this Agreement, a previous breach by the Company of the Agreement shall not serve as a defense to the suit or any requested relief.

6. Regulatory Provisions.

(a) If Officer is suspended and/or temporarily prohibited from participating in the conduct of Company’s affairs by a notice served under the Federal Deposit Insurance Act or any State or Federal Regulatory Order, Company’s obligations under this Agreement shall be suspended as of the date of service. If the charges in the notice are dismissed, Company shall (i) pay Officer all or part of the compensation withheld while its obligations under the Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If Officer is removed and/or permanently prohibited from participating in the conduct of Company’s affairs by an order issued under the Federal Deposit Insurance Act or any State or Federal Regulatory Order, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but the Officer’s vested rights shall not be affected.

(c ) If Company is in default as defined in the Federal Deposit Insurance Act or any State or Federal Regulatory Order, all obligations under this Agreement shall terminate as of the date of default, but the operation of this subparagraph 6.(c) shall not affect any of Officer’s vested rights.

(d) The Company will use its commercially reasonable efforts to mitigate any adverse impact of subparagraphs 6.(a), 6.(b) and 6.(c ) on the Officer.

7. Assignability. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

8. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Chief Executive Officer
Monarch Bank
1435 Crossways Boulevard
Chesapeake, Virginia 23320

To the Officer:

9 Indemnification. The Company agrees to indemnify the Officer (and his heirs, executors, and administrators) to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or officer of the Company or any subsidiary of it (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorney’s fees and the cost of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Officer in his capacity as an officer or director of the Company or any of its subsidiaries. Indemnification for expense shall not extend to matters for which the Officer has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 8 shall survive the term of this Agreement by a period of seven years.

10. Costs of Enforcement. Should either party find it necessary to seek enforcement of any provision hereof, the prevailing party in such action shall be entitled to his or its costs and expenses, including reasonable attorneys’ fees, up to a maximum of $30,000.

11. Restrictive Covenants of the Essence. The restrictive covenants on the Officer set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Officer against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein.

12. Injunctive Relief.

(a) Irreparable Injury. The Company and Officer agree that due to the Officer’s lengthy and extensive knowledge of the financial industry in his or her respective market and of the Company in particular, he would be an especially effective competitor and that irreparable injury will result to the Company in the event Officer violates any obligation contained in Section 5 of this Agreement. Officer acknowledges that the remedies at law for any breach by Officer of such provisions will be inadequate and that the Company shall be entitled to injunctive relief against Officer, in addition to any other remedy that is available.

(b) No Injunction Bond. Officer agrees that should injunctive relief be sought to restrain such violation(s) by Officer and/or others acting in concert or participating with Officer, such relief will not require the posting of an injunction bond.

(c) Injunction Measured from Date of Entry. Officer agrees that the confidentiality, non-competition, and non-solicitation obligations contained herein shall be extended by the length of time which Officer shall have been in breach of any of said provisions. Accordingly, Officer recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining Officer from violating such provisions.

13. Amendment / Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement supersedes and replaces all prior employment agreements between the Company and the Officer. For purposes of this Agreement, the term “Company” includes any parent or subsidiaries of the Company, including Affiliates, any of which shall be awarded to the protections of Section 5 hereof to the same extent as the Company.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, and specifically the City of Chesapeake.

16. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

17. Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MONARCH BANK

By:	/s/ Brad E. Schwartz

OFFICER	/s/ William T. Morrison

William T. Morrison

ADDENDUM A to

EMPLOYMENT AGREEMENT

This Addendum A pertains to the Employment Agreement (“Agreement”) by and between Monarch Bank, a Virginia banking company (the “Company”), and William T. Morrison (the “Officer”). All capitalized terms that are not defined herein shall have the meanings ascribed to those terms in the Agreement. This addendum is effective as of January 1, 2015.

In addition to the benefits described in the Agreement, Officer shall be entitled to a portion of the Mortgage Profit Sharing Bonus Pool. For each quarterly period that Officer is employed by Monarch Mortgage pursuant to the terms and conditions of the Agreement, Officer will receive a percentage of the quarterly pre-tax profit contribution of Monarch Mortgage (the “Mortgage Profit Sharing Bonus”). The pre-tax profit contribution will be determined by the interest income and non-interest income generated less a reasonable cost of funds required to fund the assets of Monarch mortgage and less non-interest expenses and state taxes if applicable. Explicitly excluded from the calculation are federal income taxes, non-realized gains and losses, portfolio mark to market gains or losses, unrealized gains on hedging the portfolio, and other book entry items that do not represent the direct contribution of Monarch Mortgage.

For purposes of this section, the total Profit Bonus pool shall equal twenty (20%) percent of the quarterly pre-tax profit contribution of Monarch Mortgage based on its historical accounting practices and internal financial reports consistently and reasonably computed. “Monarch Mortgage” shall mean the assets, business and activities of the residential mortgage lending division of Monarch Mortgage, together with the functionally related, generated and managed assets of Monarch Mortgage. The Bonus shall be payable with respect to Monarch Mortgage’s pre-tax profit during the fiscal quarters ending March 31, June 30, September 30 and December 31. Any Mortgage Profit Sharing Bonus to

which Officer is entitled shall be paid by the day that is 45 days following the end of the quarter for which the Mortgage Profit Sharing Bonus was earned. The percentage the Officer will be entitled to the Mortgage Profit Sharing Bonus Pool shall be assigned by the Company’s Compensation Committee from time to time. Multiple Officers will share in the Mortgage Profit Sharing Bonus Pool, with no one individual receiving more than fifty-percent of the total.

In the event that, during any quarterly period, Monarch Mortgage suffers a pre-tax loss, then the amount of such total pre-tax loss shall be carried forward into one or more subsequent quarterly periods such that (i) the pre-tax losses shall be subtracted from subsequent quarterly pre-tax profits for purposes of determining whether a Profit Bonus is payable for any subsequent quarters and the amount of such Profit Bonus and (ii) no Profit Bonus shall be payable to Officer during any calendar year if, as of the end of any given quarter during the year, Monarch Mortgage has suffered a net negative pre-tax profit contribution on a year to date basis.

In the event that Officer’s employment under the Agreement is terminated by the Company without Cause, then a partial quarter Mortgage Profit Sharing Bonus shall be payable based on Monarch Mortgage’s pre-tax profit contribution for the period beginning on the first day of the quarter in which Officer is employed and ending on the date of such termination. Any partial quarter Mortgage Profit Sharing Bonus shall be payable by the day that is forty-five (45) days after the end of the quarter in which termination occurs and shall be calculated in accordance with the provisions of this Addendum as described above.